Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

AS OF DECEMBER 30, 2001

APAC Customer Services, L.L.C.

APAC Customer Services General Partner, Inc.

APAC Customer Services of Illinois, Inc.

APAC Customer Services of Texas, L.P.

APAC M.I. Holdings, Inc.

ITI Holdings, Inc.